                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                         Commission file number: 0-14315

                        AEGIS COMMUNICATIONS GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                                     [LOGO]

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD THURSDAY, AUGUST 5, 1999
                            -------------------------



         Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments, the "Aegis Annual Meeting") of Aegis Communications Group, Inc. ("Aegis") will be held at the Grapevine Convention Center, 1209 South Main Street, Grapevine, Texas 76051 on Thursday, August 5, 1999, at 10:00 a.m. (local time), for the following purposes:

            1. To approve an amendment to the Aegis Amended and Restated Certificate of Incorporation (the "Aegis Charter") classifying the board of directors into three classes of four directors each;

            2. To elect eleven directors to serve until each of their respective successors shall have been duly elected and qualified;

            3. To approve an amendment to the Aegis Charter to limit director liability to the fullest extent permitted by the Delaware General Corporation Law;

            4. To ratify the selection of PricewaterhouseCoopers LLP to serve as Aegis's independent auditors for the 1999 fiscal year; and

            5. To transact such other business as may properly come before the Aegis Annual Meeting.

         The Board of Directors of Aegis (the "Aegis Board") has fixed the close of business on June 30, 1999 as the record date (the "Aegis Record Date") for the determination of stockholders of Aegis entitled to notice of, and to vote at, the Aegis Annual Meeting. Only stockholders of record at the close of business on the Aegis Record Date are entitled to notice of, and to vote at, the Aegis Annual Meeting. A holder of shares of Aegis Common Stock is entitled to one vote, in person or by proxy, for each share of Aegis Common Stock on all matters properly brought before the Aegis Annual Meeting.

         ALL HOLDERS OF AEGIS COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE AEGIS ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE. IF YOU ATTEND THE AEGIS ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                    By Order of the Board of Directors,



                                    /s/ Jerry L. Sims, Jr.
                                    ------------------------------------
                                    Jerry L. Sims, Jr.,
                                    Secretary

Irving, Texas
July 8, 1999

                        AEGIS COMMUNICATIONS GROUP, INC.
                        7880 Bent Branch Drive, Suite 150
                               Irving, Texas 75063

                            -------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD AUGUST 5, 1999
                            -------------------------


                                  INTRODUCTION

         The accompanying proxy is solicited by the board of directors of Aegis Communications Group, Inc., a Delaware corporation ("Aegis" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at the Grapevine Convention Center, 1209 South Main Street, Grapevine, Texas 76051 on Thursday, August 5, 1999, at 10:00 a.m. (local time), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any postponements or adjournments thereof. The Company's principal executive offices are located at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063 and its telephone number is (972) 830-1800. Stockholders of record at the close of business on June 30, 1999, are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about July 8, 1999.

                                   THE MEETING

RECORD DATE AND VOTING

         Only holders of record of Aegis Common Stock on the Aegis Record Date are entitled to notice of, and to vote at, the Aegis Annual Meeting. As of June 30, 1999, there were issued and outstanding 52,434,206 shares of Aegis Common Stock. Each holder of Aegis Common Stock will be entitled to one vote, in person or by proxy, for each share of Aegis Common Stock standing in his or her name on the books of Aegis on the Aegis Record Date on any matter submitted to a vote of the Aegis stockholders. The presence, in person or by proxy, of holders of record of a majority of the shares entitled to vote constitutes a quorum for action at the Aegis Annual Meeting. Under applicable rules, brokers who hold shares in street name have the authority to vote in favor of all matters specified in the Notice, if they do not receive contrary voting instructions from beneficial owners. Under applicable law, if a broker has not received voting instructions with respect to certain shares and gives a proxy for those shares, but does not vote the shares on a particular matter, those shares will not affect the outcome of the vote with respect to that matter. Any stockholder that is present at the meeting, either in person or by proxy, but abstains from voting, will be counted for purposes of determining whether a quorum exists.

VOTE REQUIRED

         The affirmative vote of the holders of shares of Aegis Common Stock, having a plurality of the voting power of Aegis, in person or by proxy, is required to elect directors. The affirmative vote of the holders of shares of Aegis Common Stock, having a majority of the voting power of the total issued and outstanding common stock of Aegis (regardless of the number of shares actually voting at the Aegis Annual Meeting), in person or by proxy, is required to approve the proposed amendments to the Aegis Charter. The affirmative vote of the holders of shares of the Aegis Common Stock, having a majority of the voting power of the shares actually voted at the Aegis Annual Meeting, either in person or by proxy, is required to ratify the selection of Aegis's independent auditors.

PROXY SOLICITATION, REVOCATION AND EXPENSES

         All proxies that are properly completed, signed and returned prior to the Aegis Annual Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by (i) filing a written notice of revocation received by the person or persons named therein, (ii) the stockholder attending the Aegis Annual Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy dated subsequent to the date thereof to the addressee named in the enclosed proxy.

         Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of each of the proposals considered and of each of the nominees for director named herein.

         The expense of preparing, printing and mailing this Proxy Statement and the material used in this solicitation of proxies from Aegis stockholders will be borne by the Company. In addition to the use of the mails, proxies may also be solicited personally, by telephone or facsimile by officers and regular employees of the Company. The Company may reimburse banks, brokers and fiduciaries holding shares in their names or in the names of nominees for their expenses in sending soliciting materials to the beneficial owners of such shares and obtaining their Proxies. The cost for such reimbursement is, at this time, unknown to the Company but is anticipated to be minimal.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the names and ages of all directors and executive officers of the Company as of June 30, 1999, as well as all positions and offices held by each such person and his term in each such position or office:

          Name                 Age              Position with the Company or Subsidiaries          Held Position Since
--------------------------    ------   --------------------------------------------------------    ----------------------
John R. Birk                     47    Chairman of the Board                                                    May 1999

Stephen A. McNeely               52    President and Chief Executive Officer                                 August 1997
                                       Director                                                              August 1997

Matthew S. Waller                36    Chief Financial Officer                                                March 1997
                                       Director                                                             October 1997

Thomas J. Flynn                  47    President of Elrick & Lavidge Marketing Research                     October 1998

Robert B. Allen                  45    Executive Vice President of Sales and Marketing                      January 1999

Richard M. Interdonato           50    Chief Operations Officer/Executive Vice                                March 1999
                                         President of Teleservices Operations

William F. Bergeron, Jr.         38    Senior Vice President of Technology                                 December 1996

Edward Blank                     64    Director                                                                July 1998

Daniel H. Chapman                54    Director                                                                July 1998

Drew Lewis                       67    Director                                                                July 1998

David L. Malcolm                 44    Director                                                                July 1998

Frederic V. Malek                62    Director                                                                July 1998

Darryl D. Pounds                 49    Director                                                               March 1996

Michael G. Santry                51    Director                                                            February 1986

Paul G. Stern                    60    Director                                                                July 1998

         JOHN R. BIRK was elected as Chairman of the Board of the Company in May 1999. Mr. Birk currently is an Operating Partner with Evercore Partners, Inc., which, in addition to making private equity investments, provides merger, acquisition and strategic restructuring advice to Fortune 500 companies. In 1995, Mr. Birk became President of Ideon Group, Inc. following Ideon's acquisition of Wright Express Corp., where he was President, CEO and a director from 1992 to 1995. From 1988 to 1992, Mr. Birk was President, COO and a director of ADVO, Inc., the publicly-traded direct mail and marketing services company. Prior to that, he served in a variety of senior executive positions with Sprint, Inc. including Group President - Western Group, President - US Sprint Northeast Division, and President of US Telecom Communications Services Co. Mr. Birk also has held executive and management positions with MCI, the Pepsi Cola Company and Procter & Gamble. Mr. Birk is a past Chairman of National Leisure Group, Inc. and Wright Express

Corp. He currently serves on the boards of Specialty Products & Insulation Co., and T. O. Richardson Mutual Funds.

         STEPHEN A. MCNEELY has been President and Chief Executive Officer of the Company since August 1997. Prior to joining the Company, between June 1996 and August 1997, he was President and CEO of Keystone Communications Group, the leading U.S. provider of worldwide broadcast services. From 1995 to 1996, Mr. McNeely was President and CEO of PMG Equities, Inc. From 1991 to 1995, he was President and CEO of Patrick Media Group, Inc. Mr. McNeely has held the position of President and CEO in the automotive industry as well, with companies such as GE Capital Resale Service (GECARS) (from 1989 to 1991) and Tenneco Automotive Retail Services (a division of Tenneco Automotive, Inc.) (from 1987 to 1989). In addition, Mr. McNeely held a wide variety of senior management positions with Exxon Corporation from 1968 to 1985. Mr. McNeely currently sits on the Board of Directors of the Advertising Council and is the Campaign Director for the Coalition of Organ and Tissue Donation.

         MATTHEW S. WALLER has served as the Company's Chief Financial Officer since March 1997. From 1993 to March 1997, Mr. Waller served in various positions with Principal Financial Securities, Inc., most recently as Senior Vice President and Head of Technology Investment Banking.

         THOMAS J. FLYNN joined the Company as President of its Elrick & Lavidge Marketing Research division in October 1998. Prior to joining Elrick & Lavidge, Mr. Flynn was Senior Vice President of ICR Survey Research, Inc. from January 1998 to October 1998. From 1996 though 1997, he was Senior Vice President and Director of International Research for Opinion Research Corporation. Prior to that, Mr. Flynn was Chief Operating Officer and Managing Partner of Yankelovich Partners, Inc. from 1992 through 1996.

         ROBERT B. ALLEN assumed the role of Executive Vice President of Sales and Marketing in January 1999. From July through December 1998, Mr. Allen was the Company's Senior Vice President of Operations for the Company's Central Region. Mr. Allen served as ATC's Chief Operating Officer from January 1997 to July 1998. From 1980 through 1996, he held various management positions with PepsiCo, Inc., most recently serving as Vice President of Sales and Marketing for the $1.3 billion annual revenue single-serve business unit of PepsiCo's Frito-Lay subsidiary.

         RICHARD M. INTERDONATO joined the Company as Chief Operations Officer/Executive Vice President of Teleservices Operations in March 1999. From 1996 through 1998, Mr. Interdonato was Principal of RMI Associates, Inc., which provided management consulting services, including strategic planning, product development and the expansion of business opportunities, to companies including American Express, Fidelity Investments, PageNet and Credentials International. From 1994 through 1996, Mr. Interdonato was Executive Vice President of Safecard Services, Inc. From 1973 through 1992, he held variety of positions of increasing responsibility with American Express Company including the development of systems and operational structure to support the launch of the Optima Card in the U.S. as well as the Gold Card in Tokyo, Japan.

         WILLIAM F. BERGERON, JR. joined the Company's Advanced operating subsidiary in February 1993 and has been Senior Vice President of Technology since December 1996. From 1992 to 1993, Mr. Bergeron served in a variety of management positions with Tandem Telecommunications Systems Inc., most recently as Senior Member of the Technical Staff.

         EDWARD BLANK, former Vice Chairman and founder of IQI, is one of the pioneers of the telemarketing industry. He founded IQI's predecessor company in 1968, and, under his direction, IQI grew to be one of the largest telemarketers in the U.S. Prior to establishing IQI, Mr. Blank was associated with Litton Industries, Benton & Bowles Advertising and NBC in senior marketing research capacities.

         DANIEL H. CHAPMAN is currently Chairman of Northern Trust Bank of Texas and Director of National Expansion of Northern Trust Corporation and has served in such capacities since October 1997. From August 1985 until October 1997, Mr. Chapman was President and Chief Executive Officer of Northern Trust Bank of Texas and its predecessor, Concorde Bank, N.A.

         DREW LEWIS served as Chairman and Chief Executive Officer of Union Pacific Corporation from 1987 to 1997. Prior to that time, Mr. Lewis served as President and Chief Operating Officer of Union Pacific Railroad from 1986 to 1987. Prior to his career with Union Pacific, Mr. Lewis served as Chairman and Chief Executive Officer of Warner Amex Cable Communications and served as U.S. Secretary of Transportation in President Reagan's cabinet from 1981 through 1983. Mr. Lewis is a director of American Express Company, FPL Group, Inc., Gannett Co., Inc., Gulfstream Aerospace Corporation, Lucent Technologies and Union Pacific Resources Group Inc. Mr. Lewis also has served as past Chairman of The Business Roundtable.

         DAVID L. MALCOLM currently serves as Chairman of Suncoast Financial Corporation, a HUD approved mortgage banking company. Mr. Malcolm is also the founder and President of West Coast Restaurant Enterprises, an owner and operator of 18 restaurants. Mr. Malcolm also serves as a consultant and Senior Vice President of Artemis Capital, a large municipal investment banking firm, and is Chairman of the Board of San Diego United Port District, which owns and operates San Diego's International Airport and all water rights and real property on San Diego Bay. From 1994 to 1997, Mr. Malcolm served on the California Commission for Judicial Performance, and from 1984 to 1995, on the California Coastal Commission. Mr. Malcolm serves on the board of Giant Group Ltd.

         FREDERIC V. MALEK founded Thayer Capital Partners in 1991 and co-founded Thayer Equity Investors III, L.P. ("Thayer") in 1995. From 1989 to 1991, Mr. Malek was President and then Vice Chairman of Northwest Airlines. Prior to that time, Mr. Malek served as President of Marriott Hotels and Resorts from 1980 to 1988. Mr. Malek currently serves as director of American Management Systems, Inc., Automatic Data Processing Corp., CB Richard Ellis Services, Inc., FPL Group, Inc., Global Vacation Group, Inc., HCR Manor Care, Inc., Northwest Airlines Corp., and various PaineWebber mutual funds.

         DARRYL D. POUNDS is Chairman and CEO of the Managing General Partner of G&H Manufacturing, Ltd., a Texas limited partnership, which manufactures refuse hauling equipment. He has been a director of the Company since March 1996 and has been a Partner of Chartwell Group, Inc., a Dallas based investment firm, since 1996. From 1993 until 1995, Mr. Pounds served as Chairman and CEO of the Trust Company of Texas and, from 1972 through 1993, Mr. Pounds held a variety of positions within First City Bancorporation, including Chairman and CEO of First City Bank of Dallas.

         MICHAEL G. SANTRY has been a director of the Company since February 1986 and served as Co-Chairman of the Board from September 1996 through May 1999. Mr. Santry previously held the positions of President and Chief Executive Officer of the Company from February 1986 through September 1996 and October 1997 through July 1998, and was Chief Financial Officer of the Company from February 1986 through September 1996. Mr. Santry founded Chartwell Group, Inc., a Dallas based investment firm, in 1996 and has served as its Chairman of the Board since that time. Since 1980, Mr. Santry has been President and a director of Lakewood Financial Consultants, Inc., a privately held corporation providing financial consulting services.

         PAUL G. STERN has been a director of the Company since November 1996 and served as Co-Chairman from that time through May 1999. Dr. Stern co-founded Thayer Equity Investors III, L.P. in 1995. Prior to that, Dr. Stern was a Special Limited Partner at Forstmann Little & Co. From 1989 until 1993, Dr. Stern served as the Chairman and CEO of Northern Telecom Ltd. Prior to that time, Dr. Stern served as President and Chief Operating Officer of Burroughs (later Unisys) Corporation, Corporate

Vice President and later President of Commercial Electronics Operations at Rockwell International Corporation and Chairman and Chief Executive Officer of Braun AG in Germany. Dr. Stern serves on the Board of Dow Chemical Company, MLC Holdings, Inc., Software AG Systems, Inc., and Whirlpool Corporation.

         Each director serves until the next annual meeting of the Company's shareholders and until the director's successor is duly elected. Officers serve at the discretion of the Board of Directors. There is no family relationship among any of the above named officers and directors of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP

         The following table sets forth, as of June 30, 1999, certain information with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be a beneficial owner of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the five executive officers listed in the Summary Compensation Table appearing elsewhere herein, and (iv) all executive officers, directors and nominees for director who beneficially own Common Stock as a group:

                                                                                Number of Shares             Percent of
Name and Address of Beneficial Owner                                            Beneficially Owned          Class (1)(2)
----------------------------------------------------------------                ------------------          ------------
THAYER EQUITY INVESTORS III, L.P. (3)                                               30,568,233                 48.40%
      1445 Pennsylvania Ave., NW, Suite 350
      Washington, DC 20004
PAUL G. STERN (3)(4)                                                                30,568,233                 48.40%
      1445 Pennsylvania Ave., NW, Suite 350
      Washington, DC 20004
FREDERIC V. MALEK (3)(4)                                                            30,568,233                 48.40%
      1445 Pennsylvania Ave., NW, Suite 350
      Washington, DC 20004
EDWARD BLANK (4)(5)                                                                  4,294,407                  8.14%
      1250 Broadway, 37th Floor
      New York, NY 10001
CODINVEST LIMITED                                                                    3,319,824                  6.36%
      Road Town
      Tortola, British Virgin Islands
ITC SERVICE COMPANY                                                                  3,058,699                  5.84%
      1239 O.G. Skinner Drive
      West Point, GA 31833
WILLIAM H. SCOTT, III (6)                                                            3,058,699                  5.84%
      1239 O.G. Skinner Drive
      West Point, GA 31833
MICHAEL G. SANTRY (4)(7)                                                             1,223,667                  2.29%
STEPHEN A. MCNEELY (4)(8)                                                              984,924                  1.86%
MATTHEW S. WALLER (4)(9)                                                               604,324                  1.15%
ROBERT B. ALLEN (10)                                                                   339,600                  0.65%
JOHN R. BIRK (4)(11)                                                                   250,000                  0.48%
ERIC CROSON (12)                                                                       158,608                  0.30%
DARRYL D. POUNDS (4)(13)                                                               120,000                  0.23%
WILLIAM F. BERGERON, JR. (14)                                                          112,700                  0.22%
DREW LEWIS (4)(15)                                                                      71,789                  0.14%
CRAIG CALLAWAY (16)                                                                     31,117                  0.06%
ALL DIRECTORS AND OFFICERS AS A GROUP (13 PERSONS) (17)                             38,759,369                 57.68%

---------------------------------------------------------------------------------------------------------------------

(FOOTNOTES APPEAR ON FOLLOWING PAGE)

(1) Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission. Unless otherwise noted, the shareholders listed in the table have both sole voting power and sole dispositive power with respect to such shares, subject to community property laws where applicable and the information contained in the other footnotes to the table.

(2) Based on 52,173,206 shares of Common Stock outstanding at April 23, 1999. This number excludes 261,000 unretired treasury shares held by the Company. Each owner's percentage is calculated by dividing the number of shares beneficially held by the sum of 52,173,206 and the number of shares such owner has the right to acquire within 60 days.

(3) Includes (a) 19,224,493 shares owned by Thayer Equity Investors III, L.P. ("Thayer"), (b) 1,361,240 shares subject to warrants held by Thayer and exercisable within 60 days, (c) 9,618,241 shares issuable upon conversion of convertible subordinated debt held by a Thayer-led group, (d) 210,900 shares owned by investors in Thayer who may be deemed to be affiliates of Thayer, and (e) 153,359 shares owned by TC Co-Investors, LLC, which may be deemed to be an affiliate of Thayer. Each of Dr. Stern and Mr. Malek are members of the general partner of Thayer, and may be deemed to be the beneficial owner of its shares and those of its affiliates. Dr. Stern and Mr. Malek disclaim such beneficial ownership.

(4)  Director.

(5) Includes 288,312 shares subject to warrants exercisable within 60 days and 194,957 shares issuable upon conversion of convertible subordinated debt. Also includes (a) 707,525 shares owned by the Edward Blank 1995 Grantor Retained Annuity Trust (the "Blank Trust"), (b) 68,260 shares subject to warrants exercisable within 60 days held by the Blank Trust, and (c) 46,218 shares issuable upon conversion of convertible subordinated debt held by the Blank Trust. Mr. Blank is the trustee of the Blank Trust and therefore may be deemed to beneficially own its shares.

(6) Includes (a) 2,835,123 shares owned by ITC Service Company ("ITC"), for which William H. Scott, III serves as President, (b) 38,535 shares subject to warrants held by ITC and exercisable within 60 days, and (c) 185,042 shares issuable upon conversion of convertible subordinated debt and held by ITC. Mr. Scott disclaims any and all beneficial ownership associated with such shares owned by ITC.

(7) 7,000 of Mr. Santry's shares are owned of record by Lakewood Financial Consultants, Inc. which is 99% owned by Mr. Santry. Includes beneficial ownership of 950,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the ATC Plans and 266,667 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 Plan.

(8) Includes 747,957 shares subject to options exercisable within 60 days and 236,967 shares subject to a purchase option agreement with Thayer for shares of Common Stock held by the Thayer fund.

(9) Includes beneficial ownership of 300,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the ATC Plans and 300,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 Plan.

(10) Includes beneficial ownership of 300,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the ATC Plans.

(11) Includes 100,000 shares of Common Stock purchased from the Company (out of the Company's unretired treasury shares) at the closing price on May 27, 1999, $1.03125, and 150,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the 1998 Plan.

(12) Subject to options exercisable within 60 days. These options expire on September 15, 1999. Mr. Croson is no longer employed by the Company.

(13) Subject to options exercisable within 60 days.

(14) Subject to options exercisable within 60 days.

(15) Includes 47,860 shares subject to options exercisable within 60 days.

(16) Mr. Callaway is no longer employed by the Company.

(17) Includes beneficial ownership of 15,018,320 shares subject to warrants or options exercisable within 60 days and shares issuable upon conversion of convertible subordinated debt as set forth in footnotes (3), (5), (6), (7),
     (8), (9), (10), (11), (12), (13), (14), and (15) above.

STOCKHOLDER AND VOTING AGREEMENTS

         On July 9, 1998, ATC Communications Group, Inc. ("ATC") completed the acquisition of IQI, Inc., a New York corporation ("IQI"). The acquisition was effected through the merger (the "Merger") of a wholly-owned subsidiary of ATC with and into IQI pursuant to an Agreement and Plan of Merger dated as of April 7, 1998 (the "Merger Agreement").

         Pursuant to the Merger Agreement, each former holder of common stock, $.001 par value, of IQI ("IQI Common Stock") received, in exchange for each such share, 9.7513 shares of the common stock, par value $0.01 per share, of the Company ("ATC Common Stock"). As a result of the Merger, ATC issued approximately 34.2 million shares of ATC Common Stock and Common Stock equivalents to holders of IQI Common Stock and IQI stock options and warrants in a tax-free exchange. Thayer and its affiliates, as noted in the table above, acquired approximately 19,588,752 shares of ATC Common Stock in the Merger, or approximately 37.46% of the then issued and outstanding shares, and currently beneficially own 30,568,233 shares of Common Stock (see footnote No. 3 to the table above). The acquisition has been accounted for as a reverse purchase, meaning that for accounting purposes, IQI is the surviving corporation and is treated as having acquired ATC in a purchase accounting transaction. Effective upon the Merger, the Company formally changed its name to Aegis Communications Group, Inc. and its Nasdaq National Market System symbol to "AGIS".

         At the Company's annual meeting of stockholders held on July 9, 1998, the stockholders elected a new board of directors comprised of six nominees of ATC and six nominees of IQI, with Michael G. Santry of ATC and Paul G. Stern of IQI as Co-Chairmen of the board. In accordance with the Merger Agreement and effective with the Merger, the Company also amended its bylaws to require the approval of seven of twelve directors for certain transactions. Although management expects that the board of directors of Aegis will be able to resolve major business issues, there can be no assurance that, given the equal allocation of board seats to each party to the Merger, deadlocks will not occur.

         Certain stockholders who, in the aggregate, own more than a majority of the voting stock of Aegis have entered into a Stockholders' Agreement whereby, for a period of two years from the date of the Merger, each such stockholder has agreed to vote its shares of Aegis capital stock in favor of the nominees to the board of directors of Aegis selected by the representative of the other party's stockholder group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock (collectively, "insiders") to file reports with the Commission disclosing their ownership of common stock and changes in such ownership. The rules of the Commission require insiders to provide the Company with copies of all Section 16(a) reports that the insiders file with the Commission. Based solely upon the Company's review of copies of Section 16(a) reports received by it, and written representations that no such reports were required to be filed with the Commission, the Company believes that its insiders have complied with all Section 16(a) filing requirements applicable to them during 1998 except that Messrs. Stern, Malek, Blank, McNeely and Lewis filed their initial statements of beneficial ownership on Form 3 on August 4, 1998, sixteen days after the due date, and except that Mr. Santry made a late filing of his Form 4 (which Form 4 covered 13 transactions), which was required to be filed on January 10, 1998.

                      DIRECTORS' MEETINGS AND COMPENSATION

BOARD COMMITTEES AND MEETINGS

         The business of Aegis is managed under the direction of the Aegis Board. The Aegis Board meets during Aegis's fiscal year to review significant developments affecting Aegis and to act on matters requiring Aegis Board approval. The Aegis Board held nine formal meetings and acted by unanimous written consent one time during the year ended December 31, 1998. Each of the current directors attended at least 75% of all meetings of the board of directors called during the time he served as a director and at least 75% of all meetings of each committee of the board of directors on which he served.

         The Aegis Board has established an Audit Committee and Compensation Committee to devote attention to specific subjects and to assist the Aegis Board in the discharge of its responsibilities.
The functions of these committees are described below.

AUDIT COMMITTEE

         During 1998, the Audit Committee was comprised of Daniel H. Chapman (Chairman), Drew Lewis, David L. Malcolm and Frederic V. Malek. The Audit Committee is empowered to recommend to the Aegis Board a firm of certified public accountants to conduct audits of the accounts and affairs of Aegis, review accounting objectives and procedures of Aegis and the findings and reports of the independent certified public accountants, and make such reports and recommendations to the Aegis Board as it deems appropriate. The Audit Committee met as a committee at each formal meeting of the Aegis Board during 1998.

COMPENSATION COMMITTEE

          During 1998, the Compensation Committee was comprised of Dr. Paul G. Stern (Chairman), Frederic V. Malek and Darryl D. Pounds. The Compensation Committee is empowered to establish and revise the compensation paid to all executive officers of Aegis and has complete authority to (a) construe, interpret and administer the provisions of the Aegis stock option plans and the provisions of option agreements granted thereunder, (b) select the key employees, consultants and directors to whom awards are granted, the number of options, the number of shares of Aegis Common Stock with respect to each option, the exercise price of each option, the vesting and exercise period of each option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of Aegis's stock option plans, (c) prescribe, amend and rescind rules and regulations pertaining to the Aegis stock option plans, and (d) make all other determinations necessary or advisable for their implementation and administration. The Compensation Committee acted by unanimous written consent two times during 1998.

         The Aegis Board does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Aegis Board as a whole.

COMPENSATION OF DIRECTORS

         Directors of the Company receive no fees for serving on the Board of Directors. Upon their initial election and as compensation for their service as a director, each outside director is granted non-qualified options to purchase 50,000 shares of Common Stock, which vest ratably over a three-year period. As such, in 1998, Messrs. Malcolm, Pounds and Lewis were granted options to purchase 50,000, 25,000 and 10,000 shares of Common Stock, respectively, with an exercise price of $1.25. The amount of the grants to Mr. Pounds and Mr. Lewis reflected their prior status as directors of ATC and IQI, respectively, and their existing option grants from such service. All directors are entitled to reimbursement for expenses incurred for attendance at each meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Dr. Paul G. Stern, Darryl D. Pounds and Frederic V. Malek served on Aegis' Compensation Committee during the fiscal year ended December 31, 1998. None of Dr. Stern, Mr. Pounds, nor Mr. Malek is a current officer or employee of Aegis.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS OF THE COMPANY

         For biographical and other information regarding the executive officers of the Company, please see "Directors and Executive Officers of the Company". Officers serve at the discretion of the Board of Directors. There is no family relationship among any of the named officers and directors of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company is responsible for overseeing the Company's compensation policy, approving salaries and annual bonuses for executive officers and administering the Company's stock option plans. The Compensation Committee is comprised of two non-employee directors.

COMPENSATION POLICY

         The Compensation Committee's philosophy for executive compensation is designed to enable the Company to recruit, motivate, and retain qualified individuals to manage the Company in order to enhance shareholders' value. The objective of this philosophy is to recognize individual contributions and achievements while enabling individuals to share the risks and rewards of the Company's overall performance. The Compensation Committee fulfills its responsibilities with input from the Company's executive officers and by evaluating compensation relative to a broad range of companies both in the Company's peer group and in comparable lines of business. The key components of the Company's current compensation policy are competitive base salaries, annual cash performance bonuses and long-term equity incentives.

BASE SALARIES

         Base salaries of executive officers are targeted to be competitive with companies with similar growth and operations. The Compensation Committee also considers the executive's contribution to operating performance and profitability, the executive's role in developing and maintaining client relationships, and the executive's level and complexity of responsibility in determining annual base salaries and salary increases.

PERFORMANCE BONUSES

          Cash performance bonuses are determined annually by the Compensation Committee based on an executive's performance relative to predetermined individual performance goals. Additionally, the Compensation Committee considers the Company's overall financial performance, including the achievement of targets for revenue and earnings before interest taxes depreciation and amortization ("EBITDA"), in determining the extent to which performance bonuses will be paid. Bonus potential ranges from 0% to 100% of base salary, based on the executive's level of responsibilities, with 100% being the Chief Executive Officer's maximum bonus potential.

LONG-TERM EQUITY INCENTIVES

         The Compensation Committee believes that the use of equity-based long-term compensation directly links executive interests to enhancing shareholder value. Stock options are generally offered to induce executives to accept employment with the Company. Such offerings generally vest over time and are subject to forfeiture. The Compensation Committee establishes the number of shares granted and the exercise price and vesting period of each grant. The stock options granted generally have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant thus rewarding the executive only if the Company's common share price appreciates above the price on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee set the annual base compensation of Mr. McNeely, the Company's chief executive officer, at $350,000 per year and believes such base salary is comparable to that paid the chief executive officers of companies of similar size and growth potential. Additionally, Mr. McNeely is entitled to receive annual bonus compensation of up to 100% of his base salary based on predetermined performance goals established each year by the Compensation Committee.

         Mr. McNeely's bonus compensation for 1998 was dependent upon the Company's achievement of specified revenue and profitability targets and certain client business and internal operations development goals. Although the Company achieved record revenue growth in 1998, the Company's client business development and profitability results were adversely affected by (i) a substantial decrease in service volumes from the Company's largest client of approximately 13.6% and a decline in the Company's Elrick & Lavidge marketing research division's revenues of approximately 12.0%; (ii) a material decline in client service center capacity utilization in the fourth quarter of 1998 resulting from lower volumes of business from the Company's two largest telecommunications clients, and (iii) the Company's restructuring efforts following the Merger which resulted in one-time write-offs of redundant hardware and software, write-offs of deferred loan fees, severance costs and the consolidation of certain administrative functions including costs to relocate offices and employees. As a result, the Company achieved some but not all of the performance objectives upon which Mr. McNeely's 1998 bonus compensation was based.

         Submitted by the Compensation Committee of the Board of Directors.

                  Dr. Paul G. Stern (Chairman)
                  Frederic V. Malek
                  Darryl D. Pounds

SUMMARY COMPENSATION TABLE

         Furnished below is a table containing individual compensation information on persons serving as Chief Executive Officer of the Company during the fiscal year ended December 31, 1998 and the five other most highly paid executive officers of the Company and its operating subsidiaries whose total annual salary and bonus amounts totaled $100,000 or more for services rendered in all capacities during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                                                        Annual Compensation                      Long-Term
                                             ------------------------------------------        Compensation
                                                                                                   Awards
                                                                                Other            ----------            All
                                                                                Annual           Securities           Other
Name and                           Fiscal       Salary           Bonus          Compen-          Underlying          Compen-
Principal Position                  Year          $                $            sation $         Options (1)         sation $
--------------------------------   -------      -------         -------         --------    -----------------        --------
STEPHEN A. MCNEELY                   1998        325,000        100,000         26,119  (2)               -          15,236  (3)
     Chief Executive Officer         1997        110,769  (4)         -              -            1,121,936               -
     and President                   1996              -              -              -                    -               -
MICHAEL G. SANTRY                    1998        350,000              -              -              800,000               -
     Former Co-Chairman,             1997        175,000  (5)         -              -                    -               -
     former Chief Executive          1996        156,250  (5)         -              -              950,000               -
     Officer and President
MATTHEW S. WALLER                    1998        225,000        121,500              -              300,000               -
     Executive Vice                  1997        164,567  (6)    33,650              -              300,000               -
     President and Chief             1996              -              -              -                    -               -
     Financial Officer
ERIC CROSON                          1998        248,416         60,000              -                    -               -
     Former Chief Financial          1997        248,416              -              -                    -               -
     Officer of IQI                  1996         11,538  (7)         -              -              237,912               -
ROBERT B. ALLEN                      1998        220,000         80,000              -                    -               -
     Executive Vice President        1997        210,833  (8)    44,000              -              300,000               -
     of Sales and Marketing,         1996              -              -              -                    -               -
     former Senior Vice
     President of Operations
CRAIG CALLAWAY (9)                   1998        148,088        127,109              -               38,000               -
     Former Senior Vice              1997        136,168         61,165          2,758  (10)        103,627               -
     President of Operations         1996        123,532         15,723          3,220  (10)              -               -
WILLIAM F. BERGERON, JR.             1998        146,521         57,625              -               50,000               -
     Senior Vice President of        1997        112,007         25,000              -              100,000               -
     Technology                      1996         85,926         20,000              -                    -               -
-----------------------------------------------------------------------------------------------------------------------------

(1) In connection with the Merger, each share of IQI common stock was converted into 9.7513 shares of the Company's common stock ("Common Stock") and each option to acquire IQI common stock was converted into options to purchase
     9.7513 shares of Common Stock.

(2) Includes a $15,246 car allowance and $10,873 in relocation costs paid by the Company on Mr. McNeely's behalf.

(3) Includes $15,236 paid for additional life insurance and long-term disability coverage and other perquisites paid to or on behalf of Mr. McNeely.

(4) The amount indicated is the salary paid to Mr. McNeely from the commencement of his employment with the Company, on August 1, 1997, through December 31, 1997.

(5) Mr. Santry elected not to receive any salary or bonus compensation during the period from July 1, 1996 through June 30, 1997. Effective April 1, 1996, the Compensation Committee of the Board of Directors set Mr. Santry's annual base salary at $350,000 and his bonus compensation potential at up to $125,000 annually. Effective with the Merger, Mr. Santry relinquished the roles of President and CEO and assumed the role of Co-Chairman of the Board of the Company. Mr. Santry resigned as Co-Chairman of the Company on May 27, 1999 but remains as a Director.

(6) Mr. Waller joined the Company as Chief Financial Officer on March 24, 1997. The amount indicated is the salary paid to Mr. Waller from the commencement of his employment with the Company through June 30, 1997. Mr. Waller's employment agreement with the Company specifies an annual base salary of $225,000 and bonus compensation of up to $135,000 annually. See "Employment Agreements and Termination of Employment Agreements."

(7) Mr. Croson joined the Company as Chief Financial Officer on December 2, 1996. The amount indicated is the salary paid to Mr. Croson from the commencement of his employment through December 31, 1996. Mr. Croson is no longer employed by the Company.

(8) Mr. Allen joined ATC as Chief Operating Officer on January 6, 1997. The amount indicated is the salary paid to Mr. Allen from the commencement of his employment through December 31, 1997.

(9)  Mr. Callaway is no longer employed by the Company.

(10) Consists of commissions earned on revenues.

STOCK OPTION PLANS

         In November 1996, IQI established the 1996 Incentive Stock Option Plan (the "IQI Plan"). The Plan provided for the award of incentive stock options to directors, officers, key employees and members of Thayer's Advisory Board. The IQI Plan was administered by a Compensation Committee, as established by IQI's Board of Directors. These options were incentive stock options ("ISOs") under the Internal Revenue Code or non-statutory stock options ("NSOs") which are not intended to qualify. IQI reserved 3,929,774 shares of common stock for issuance under the IQI Plan.

         Prior to the Merger, ATC shareholders approved two stock option plans, which provided for the granting of options to purchase up to 5,000,000 shares of Common Stock to key employees, officers and directors of ATC and its operating subsidiary (the "ATC Plans"). At the date of the Merger, options to purchase 4,447,000 shares of Common Stock granted pursuant to the ATC Plans were outstanding.

         In September 1998, the Company initiated the Aegis Communications Group, Inc. 1998 Stock Option and Restricted Stock Plan (the "1998 Plan") which provides for the granting of options to purchase up to a maximum of 7,500,000 shares of Common Stock to key employees, officers and directors of the Company and its operating subsidiaries. Options granted pursuant to the 1998 Plan are exercisable for 10 years from the date of the grant subject to vesting schedules. The Company may grant additional options at any time prior to September 2008. As a result of the adoption of the 1998 Plan, the Company will not grant any future options to purchase shares of Common Stock pursuant to the IQI Plan and the ATC Plans.

OPTION GRANTS AND HOLDINGS

1998 OPTION GRANTS

         On April 7, 1998, in connection with the ATC Board's approval of the Merger and to be effective upon completion of the Merger, the ATC Board granted Michael G. Santry, Chairman of the Board, President and Chief Executive Officer of ATC, nonqualified options to purchase 450,000 shares of ATC Common Stock under the ATC Plans at an exercise price equal to 1/16th over the closing bid price of ATC Common Stock on the closing date of the Merger, vesting one-third on the first, second and third anniversaries of the Effective Date, respectively, all of which were contingent upon consummation of the Merger. In addition, ATC and IQI agreed that the Company would, upon consummation of the Merger, grant Mr. Santry and Matthew S. Waller, Chief Financial Officer and Director of ATC, nonqualified options to purchase 350,000 and 300,000 shares, respectively, of Common Stock under the 1998 Plan at an exercise price equal to 1/16th over the closing bid price of Common Stock on the closing date of the Merger. Two-thirds of the options to be granted to Mr. Waller vested on the date of grant and one-third vest on the first anniversary of the Effective Date. The options granted to Mr. Santry vest one-third on the first, second, and third anniversaries of the Effective Date, respectively.

         The following table sets forth certain information relating to stock option grants made by the Company to the Named Executive Officers during the last fiscal year. The Company has no plans that provide for the granting of stock appreciation rights.

                                                                                                      Potential Realizable Value
                                   Number of           % of Total                                       at Assumed Annual Rates
                                   Securities            Options                                      of Stock Price Appreciation
                                   Underlying           Granted to                                       for Option Term (1)(2)
                                     Options           Employees in   Exercise     Expiration       -----------------------------
Name                                 Granted           Fiscal Year      Price          Date             5%               10%
----------------------------         -------           -----------      -----      ----------       ----------       ------------
Michael G. Santry                    800,000             46.57%         $2.81         7/9/08        $1,415,013       $3,585,921
Matthew S. Waller                    300,000             17.47%         $2.81         7/9/08          $530,630       $1,344,720
William F. Bergeron, Jr.              50,000              2.91%         $1.25        11/5/08           $39,306          $99,609
Craig Callaway                        38,000              2.21%         $1.25        11/5/08           $29,872          $75,703
---------------------------------------------------------------------------------------------------------------------------------

(1) Potential realizable value is based on the assumption that the Company's Common Stock price appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise). Accordingly, there is no assurance that the value will be realized will be at or near the potential realizable value as calculated in this table.

(2)  These options have a term of 10 years from the date of grant.

1998 Year-end Option Values

         The following table sets forth certain information with respect to the shares underlying unexercised options held as of December 31, 1998, by the Named Executive Officers.

                                              Number of Securities                      Value of Unexercised
                                             Underlying Unexercised                   "In-the-Money" Options as
                                        Options as of December 31, 1998               of December 31, 1998 (1)
                                        --------------------------------------------------------------------------
Name                                    Exercisable        Unexercisable          Exercisable       Unexercisable
------------------------------          -----------        -------------      -----------------    ---------------
Stephen A. McNeely                         373,979             747,957        $             -      $            -
Michael G. Santry                          950,000             800,000        $             -      $            -
Matthew S. Waller                          500,000             100,000        $             -      $            -
Eric Croson                                158,608              79,304        $             -      $            -
Robert B. Allen                            300,000                   -        $             -      $            -
Craig Callaway                              77,624              64,003        $             -      $            -
William F. Bergeron, Jr.                   100,000              50,000        $             -      $            -
------------------------------------------------------------------------------------------------------------------

(1) Based on the closing price per share of the Common Stock on December 31, 1998, as reported on the Nasdaq National Market, which was $0.8125, less the exercise price payable for such shares. Using such calculation, no unexercised options were "in-the-money" as of December 31, 1998.

EMPLOYMENT AGREEMENTS

         MATTHEW S. WALLER entered into an employment agreement effective March 24, 1997, pursuant to which he serves as Chief Financial Officer of the Company. Under the employment agreement, Mr. Waller is entitled to receive an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provides for the payment to Mr. Waller of 100% of his annual compensation if the Company terminates Mr. Waller's employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement) of the Company. Mr. Waller's options vest immediately in the event of a change in control (as defined in the employment agreement) of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At December 31, 1998, Michael G. Santry, the Co-Chairman of the Company, had outstanding borrowings and accrued interest of approximately $1.9 million. The borrowings bear interest at a 6% annual rate and were due in full on March 31, 1999. In connection with the Merger, Mr. Santry paid one-half of the principal amount of the note in July 1998. The note is secured by 7,000 shares of the Company's Common Stock and options to purchase 1,750,000 shares of the Company's Common Stock held by Mr. Santry. Reported interest income from the receivable amounted to approximately $58,000 in 1998. In June 1999, the Company extended the maturity date of the note to March 31, 2000 but increased the annual rate of interest to 7%. Mr. Santry also pledged additional collateral to secure the note.

         The Company provides services to certain clients, including its most significant client, who, directly or through affiliates, have an ownership interest in Thayer.

         During the year ended December 31, 1998, the Company paid J. Frank Mermoud, a former director of ATC, $80,000, in monthly installments, in consideration for consulting services performed. These payments terminated at the end of 1998.

         In connection with the Merger, Thayer provided the Company with $6.8 million in subordinated indebtedness (the "Subordinated Indebtedness") as well as a guarantee for $2.0 million in bridge financing to assist in funding the Company's working capital needs. In connection with the guarantee, and for additional consideration of $110,000, the Company issued to Thayer warrants to purchase 1,100,000 shares of the Company's Common Stock at an exercise price of $1.96 (110% of the average of the high and low prices of ATC Common Stock on April 7, 1998, the day before the announcement of the proposed Merger).

         Prior to the Merger, on July 6, 1998, the Company received an additional financing commitment from Thayer and certain other shareholders of IQI. Under the commitment, the Thayer-led group agreed to lend the Company, at its election, up to an additional $4.0 million in subordinated indebtedness at any time within 90 days after the Merger. As of October 23, 1998, the Company had drawn the full commitment amount of $4.0 million. In connection with this commitment and effective upon the Merger, the Company issued the Thayer-led group additional warrants to purchase up to 350,000 shares of the Company's Common Stock at an exercise price of $2.375 per share and provided certain anti-dilution protection. This indebtedness is convertible into the Company's Common Stock at a conversion price of $2.375 per share, the closing price of such stock on July 2, 1998, the date the Thayer-led group committed to provide this financing. This debt is in addition to, and on the same basic terms as, the subordinated debt that Thayer had previously loaned to the Company.

         Subsequent to the end of the fiscal year, on March 30, 1999, Thayer provided approximately $5.7 million in additional subordinated indebtedness to assist in funding the Company's working capital needs. The additional indebtedness is convertible into the Company's Common Stock at a conversion price of $1.15 per share, which represents a 26.9% premium to the closing price of Aegis Common Stock on March 25, 1999, the date that Thayer committed to provide the financing.

         In an effort to reduce debt and improve the Company's balance sheet, effective June 30, 1999, the Thayer-led group agreed to convert approximately $12.1 million of its subordinated debt into two new series of convertible preferred stock. The 77,300 shares of new Series D Preferred Stock ($.01 par value per share, $100 per share liquidation preference) are convertible into Company Common Stock at $2.00 per share, and the 44,018 shares of new Series E Preferred ($.01 par value per share, $100 per share liquidation preference) are convertible into Company Common Stock at $2.375 per share. Both series earn cumulative dividends (payable-in-kind in additional shares of the respective series of Preferred Stock) at the annual rate of 15%, and are non-voting except on specified matters. In consideration of the conversion of the subordinated debt into preferred stock, the Company issued the Thayer-led group warrants to purchase an additional 1,000,000 shares of Company Common Stock at $0.90625 per share.

         Paul G. Stern, Drew Lewis, and Frederic V. Malek, each directors of the Company, are partners in and/or advisors to Thayer.

         Thayer, ITC Services Company, Edward Blank and The Edward Blank 1995 Grantor Retained Annuity Trust (the "IQI Parties") and Michael G. Santry, Darryl
D. Pounds and Codinvest Limited (the "ATC Parties"), are parties to a Stockholders' Agreement with the Company whereby, for a period of two years from the date of the Merger Agreement, each such stockholder has agreed to vote its shares of Company Common Stock, if any, in favor of the nominees to the board of directors selected by the other party's stockholder group. Messrs. Stern, Lewis and Malek, by virtue of their positions with Thayer, may be viewed as indirect beneficiaries of this voting arrangement, and Messrs. Santry and Pounds may be viewed as direct beneficiaries of this voting arrangement.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph sets forth a comparison of the cumulative total shareholder return on Aegis Common Stock over the five year period ended December 31, 1998 as compared with the cumulative total return of a broad equity market index, the Nasdaq Market Index, and a Peer Group Index. The Peer Group consists of ACI Telecentrics, Inc., APAC Customer Services, Inc., Convergys Corp., ICT Group, Inc., National TechTeam, Inc., Precision Response Corp., RMH Teleservices, Inc., Sitel Corp., Sykes Enterprises, Inc., TeleTech Holdings, Inc., TeleSpectrum Worldwide, Inc. and West TeleServices Corp. The total shareholder return for each company in the Peer Group has been weighted according to the company's stock market capitalization. This graph assumes an investment of $100 on December 31, 1993 in each of Aegis Common Stock, the Nasdaq Market Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                        ----------------- FISCAL YEAR ENDING ---------------------
COMPANY/INDEX/MARKET    12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
Aegis Commun Grp          100.00    248.26    262.05  1,448.20    531.01     89.65
Peer Group Index          100.00    164.91    152.63    632.13    480.22    266.56
NASDAQ Market Index       100.00    109.66    128.61    161.89    195.02    300.49

                 MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING

                                   PROPOSAL 1

      AMENDMENT TO THE AEGIS CHARTER CLASSIFYING THE AEGIS BOARD INTO THREE
                         CLASSES OF FOUR DIRECTORS EACH

         On August 14, 1998, the Aegis Board unanimously approved and voted to recommend to the stockholders a proposed amendment to Article Seventh of the Aegis Charter, which will divide the Aegis Board into three classes of four directors each, with one class having an initial term of one year, one class having an initial term of two years, and one class having an initial term of three years. At each annual meeting of Aegis stockholders, commencing with the annual meeting of stockholders to be held in 2000, four directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term.

         As set forth in the Aegis Bylaws, any vacancy occurring in the Aegis Board may be filled by the affirmative vote of a majority of the remaining directors. A director so elected to fill a vacancy shall serve for the remainder of the full unexpired term of his predecessor in office. Aegis believes that a classified board of directors will help assure the continuity and stability of the Aegis Board and Aegis's business strategies and policies. The classified board provision could increase the likelihood that, in the event of a takeover of Aegis by a third party, incumbent directors will retain their positions. As noted, the classified board provision will help ensure that the Aegis Board, if confronted with an unsolicited acquisition proposal from a third party that has acquired a block of the voting stock of Aegis, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders. In addition, a classified board could have the effect of making it more difficult for a third party to obtain control of the Aegis Board, thereby delaying, deferring or preventing a change in control of Aegis, although this is not the intention of this proposal.

         To accomplish this change in the Aegis Charter, Article Seventh of the Aegis Charter must be amended to be and read as follows:

         "SEVENTH. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock designation, the number of the directors of the Company will not be less than two nor more than twelve and will be fixed from time to time in the manner described in the bylaws of the Company. The directors will be divided into three classes designated as Class I, Class II, and Class III. Each Class of directors will stand for election at the 1999 annual stockholders' meeting for the following terms: Class I directors will be elected for a three-year term; Class II directors will be elected for a two-year term; and Class III directors will be elected for a one-year term. At each following annual stockholders' meeting, commencing with the 2000 annual stockholders' meeting, each of the successors to the directors of the Class whose term will expire at such annual meeting will be elected for a term running until the third annual meeting succeeding his or her election and until his or her successor has been duly elected and qualified."

         The approval by a majority of the outstanding shares entitled to vote with respect to this amendment is required to approve this amendment to the Aegis Charter. A proposal to adopt a classified board amendment was submitted to the stockholders at the July 9, 1998 annual meeting and failed to gain approval of a majority of the shares entitled to vote at such meeting. The Aegis Board believes, for the reasons set forth above, that a classified board is in the best interests of Aegis and its stockholders.

         THE AEGIS BOARD UNANIMOUSLY RECOMMENDS THAT AEGIS STOCKHOLDERS VOTE FOR THIS AMENDMENT TO THE AEGIS CHARTER.

                                   PROPOSAL 2

                              ELECTION OF DIRECTORS

         The Aegis Annual Meeting will include the election of directors. Currently, each director serves until the next annual meeting of the Company's stockholders and until the director's successor is duly elected and qualified. In the event Proposal No. 1 is approved, the Aegis Annual Meeting will include the election of four Class I directors to serve for an initial three-year term, four Class II directors to serve for an initial two-year term, and three Class III directors to serve for an initial one-year term. In the event Proposal No. 1 is not approved, the Aegis Annual Meeting will include the election of eleven directors to serve until the next annual meeting of Aegis stockholders and until their successors have been duly elected and qualified.

         If Proposal No. 1 is approved, the nominees for the Aegis Board are Frederic V. Malek (Class I), Michael G. Santry (Class I), Paul G. Stern (Class I), Matthew S. Waller (Class I), John R. Birk (Class II), Drew Lewis (Class II), David L. Malcolm (Class II), Darryl D. Pounds (Class II), Edward Blank (Class III), Daniel H. Chapman (Class III), and Stephen A. McNeely (Class III). One vacancy will exist in Class III. If Proposal No. 1 is not approved, the nominees for the Aegis Board are the eleven individuals listed above.

         Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the eleven nominees for the Aegis Board as described herein. The proxies cannot be voted for more than eleven nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Aegis Board may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

         The company's board of directors is presently composed of eleven members, all of whose current terms expire at this Aegis Annual Meeting. Each of the nominees currently is serving as a director of the Company.

         For biographical and other information regarding the nominees who currently serve as directors, please see "Directors and Executive Officers of the Company".

         The affirmative vote of the holders of shares of Aegis Common Stock, having a plurality of the voting power of Aegis, in person or by proxy, is required to elect directors.

         THE AEGIS BOARD UNANIMOUSLY RECOMMENDS THAT AEGIS STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

                                   PROPOSAL 3

    AMENDMENT TO THE AEGIS CHARTER TO LIMIT DIRECTOR LIABILITY TO THE FULLEST
              EXTENT PERMITTED BY DELAWARE GENERAL CORPORATION LAW

         The Delaware General Corporation Law, under which the Company is organized, was amended in 1986 by Delaware Senate Bill 533 (the "Act") which permits corporations and their stockholders to include in the corporation's certificate of incorporation a provision eliminating or limiting directors' exposure to liability for monetary damages for breaches of their fiduciary duty of care as directors. The Act does not eliminate the directors' liability for monetary damages for the breach of the duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which a director received an improper personal benefit. In addition, the Act does not apply to claims made against directors by third parties or to persons who are officers as well as directors when acting in their capacities as officers.

         The Aegis Board has unanimously approved and voted to recommend to the stockholders that the Aegis Charter be amended by adding a paragraph to Article Seventh of the Charter which would limit directors' liability to the fullest extent permitted by the Act. The text of the proposed amendment is as follows:

                  "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification. The provisions of this paragraph shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provision of this paragraph."

         While the proposed amendment limits the rights of stockholders and the Company to sue the directors for monetary damages for acts of negligence, including gross negligence, for breach of the fiduciary duty of care, it does not change or eliminate that duty. It only eliminates monetary damage awards occasioned by certain breaches of that duty. The Board believes that the diligence and care exercised by directors stem primarily from their desire to act in the best interest of Aegis and not from a fear of monetary damage awards. Therefore, the Board believes that the level of care and diligence exercised by the directors will not be lessened by adoption of the proposed amendment.

         In discharging their responsibility for managing the business and affairs of a corporation, directors are held under Delaware law to the fiduciary duties of care and loyalty to the corporation and its stockholders. Under existing Delaware case law, the fiduciary duty of care requires that the board of directors exercise an informed business judgment, meaning that directors inform themselves of all material information reasonably available to them and then act with requisite care in managing the business and affairs of the corporation. The duty of loyalty that directors owe to the corporation and its stockholders requires that the directors act in good faith and in the honest belief that a business decision under consideration is in the best interests of the corporation and that the directors not engage in self-dealing.

         Under the proposed amendment, Aegis and its stockholders will no longer be able to recover monetary damages based on a claim of breach of the directors' fiduciary duty of care, even if the directors' conduct involved gross negligence, unless the conduct falls within the statutory limitations. However, Aegis and the stockholders will retain the right to pursue equitable remedies, such as an injunction or rescission of a contract. A remedy such as an injunction may not be effective; however, particularly if the stockholders are not aware of a transaction until it is completed.

         If the Delaware legislature expands the coverage of the Act, the proposed amendment will likewise be expanded without further stockholder action. The proposed amendment will have no effect on the liability of directors for violations of the federal securities laws or other statutory liabilities. The proposed amendment is not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any director or potential director, and the Company is not aware of any threatened resignation if the proposed amendment is not adopted.

         The Board of Directors, individual members of which will personally benefit from adoption of the proposed amendment, strongly believes that the proposed amendment is in the best interest of Aegis and its stockholders. The Board believes that the proposed amendment will help Aegis remain competitive in its ability to attract qualified directors and will positively affect the ability of directors to make the best decisions of which they are capable.

         The approval by a majority of the outstanding shares entitled to vote with respect to this amendment is required to approve this amendment of the Aegis Charter.

         THE AEGIS BOARD UNANIMOUSLY RECOMMENDS THAT AEGIS STOCKHOLDERS VOTE FOR THIS AMENDMENT TO THE AEGIS CHARTER.


                                   PROPOSAL 4

       RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

         The Audit Committee of the Aegis Board has selected
PricewaterhouseCoopers LLP to serve as Aegis's independent auditors for the 1999 fiscal year. The same firm audited the Company's financial statements for the fiscal year ended December 31, 1998.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Aegis Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and are expected to be available to answer appropriate questions of stockholders.

         THE AEGIS BOARD UNANIMOUSLY RECOMMENDS THAT AEGIS STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS AEGIS' INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.

            DEADLINE FOR STOCKHOLDER PROPOSALS AT 2000 ANNUAL MEETING

         Stockholders proposals intended for inclusion in the Company's proxy materials for its 2000 Annual Meeting of Stockholders must be submitted in writing to the Company no later than April 7, 2000. Stockholder proposals should be directed to the Secretary of Aegis, Jerry L. Sims, Jr., 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063. Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy materials under certain circumstances. To avoid unnecessary expenditures of time and money by stockholders and Aegis, stockholders are urged to review this Rule and, if questions arise, consult legal counsel prior to submitting a proposal to the Company.


                                  OTHER MATTERS

         The Aegis Board knows of no other matters other than those matters described herein that will be presented at the Aegis Annual Meeting. If, however, other matters or proposals should be presented and should properly come before the meeting for action, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Aegis.


                                 ANNUAL REPORTS

         The Company's 1998 Annual Report to Stockholders, including the Company's Annual Report on Form 10-K (excluding exhibits), is being mailed together with this Proxy Statement. Such report should not be considered as part of the proxy materials.


         PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                    By Order of the Board of Directors,


                                    /s/ Jerry L. Sims, Jr.
                                    ------------------------------------
                                    Jerry L. Sims, Jr.,
                                    Secretary

Irving, Texas
July 8, 1999

                                                                      Appendix A

                             [FRONT OF PROXY CARD]


                  PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY
                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                        AEGIS COMMUNICATIONS GROUP, INC.

PROXY                                                                    PROXY


       BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
                        THE GRAPEVINE CONVENTION CENTER,
                 1209 SOUTH MAIN STREET, GRAPEVINE, TEXAS 76051

         The undersigned stockholder of Aegis Communications Group, Inc. (the "Company") hereby appoints John R. Birk and Jerry L. Sims, Jr., or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any postponement(s) or adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO PROPOSALS NOS. 1 THROUGH 4, THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN PROPOSAL NO. 5. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated July 8, 1999, is hereby acknowledged.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        AEGIS COMMUNICATIONS GROUP, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   /X/

1. APPROVAL OF A PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION CLASSIFYING THE BOARD OF DIRECTORS INTO THREE CLASSES OF FOUR DIRECTORS EACH.

     FOR      AGAINST     ABSTAIN
     / /1     / /2        / /3

2.   ELECTION OF DIRECTORS.          If Proposal No. 1 is approved, the
     nominees for the Aegis Board are Frederic V. Malek (Class I), Michael G. Santry (Class I), Paul G. Stern (Class I), Matthew S. Waller (Class I), John R. Birk (Class II), Drew Lewis (Class II), David L. Malcolm
     (Class II), and Darryl D. Pounds (Class II), Edward Blank (Class III), Daniel H. Chapman (Class III), and Stephen A. McNeely (Class III). One vacancy will exist in Class III. If Proposal No. 1 is not approved, the nominees for the Aegis Board are the eleven individuals listed above.

     FOR      WITHHOLD    FOR ALL
     ALL      ALL         (EXCEPT NOMINEE(S) WRITTEN BELOW)
     / /4     / /5        / /6

     (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name here): __________________________________________

3. APPROVAL OF A PROPOSAL OF THE BOARD OF DIRECTORS TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT DIRECTOR LIABILITY TO THE FULLEST EXTENT PERMITTED BY THE DELAWARE GENERAL CORPORATION LAW

     FOR      AGAINST     ABSTAIN
     / /7     / /8        / /9

4. RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS AEGIS'S INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.

     FOR      AGAINST     ABSTAIN
     / /10    / /11       / /12

5. ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING; HEREBY REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED.

Dated:   _______________________

Signature(s):
                  -------------------------------------------------------------

                  -------------------------------------------------------------
                  Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND MAIL TODAY.